SUBSTITUTE POWER OF ATTORNEY Pursuant to written powers of attorney (each, a “Power of Attorney”) by the individuals listed below, the undersigned, Shannon M. Hansen, has been constituted and appointed the true and lawful attorney-in-fact of such individuals, with full power of substitution, to execute and file documents with the U.S. Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to equity securities of Tandem Diabetes Care, Inc. and with such further powers as specified in each Power of Attorney. Individual Date of Power of Attorney Dick P. Allen April 19, 2022 Sandra W. Beaver November 11, 2025 Ricky A. Carpenter April 21, 2022 Myoungil Cha June 15, 2022 Elizabeth A. Gasser April 19, 2022 Peyton R. Howell April 20, 2022 Jean-Claude Kyrillos June 21, 2024 Joao Malagueira June 15, 2022 Kathleen McGroddy-Goetz April 21, 2022 Susan M. Morrison April 21, 2022 Rebecca B. Robertson April 20, 2022 John F. Sheridan April 20, 2022 Rajwant S. Sodhi April 21, 2022 Christopher J. Twomey April 20, 2022 Leigh A. Vosseller April 20,2022 In accordance with the authority granted under each Power of Attorney, including the power of substitution, the undersigned hereby appoints Jerilyn Laskie as a substitute attorney-in-fact, on behalf of the individuals listed above, with the full power of substitution, to exercise and execute all of the powers granted or conferred to the undersigned in each Power of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned herself in each Power of Attorney. This Substitute Power of Attorney shall remain in full force and effect unless and until revoked by the undersigned. IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of May 20, 2026. /s/ Shannon M. Hansen Shannon M. Hansen, Attorney-in-Fact